Exhibit 99.2

STREETEASY, INC.

STREETEASY, INC.

CONDENSED BALANCE SHEETS

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$3,345,560	$2,873,203
Accounts receivable, net of allowance for doubtful accounts of $257,559 and $232,198 at June 30, 2013 and December 31, 2012, respectively	809,951	652,874
Prepaid expenses and other current assets	260,280	428,544
Deferred tax assets	303,871	233,894

Total current assets	4,719,662	4,188,515
Property and equipment, net	1,182,059	1,167,180
Deferred tax assets	115,856	101,768
Other assets	144,000	144,000

Total assets	$6,161,577	$5,601,463

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$159,786	$96,844
Accrued expenses and other current liabilities	246,138	168,040
Deferred revenue	303,121	183,621
Deferred rent, current portion	39,729	35,257

Total current liabilities	748,774	483,762
Deferred rent, net of current portion	101,690	121,936
Commitments and contingencies (Note 8)
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,951,000 shares authorized as of June 30, 2013 and December 31, 2012; 6,686,732 shares issued and outstanding as of June 30, 2013 and December 31, 2012	669	669
Common stock, $0.0001 par value; 25,000,000 shares authorized as of June 30, 2013 and December 31, 2012; 10,454,500 and 10,452,500 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	1,045	1,045
Additional paid-in capital	3,650,023	3,512,328
Retained earnings	1,659,376	1,481,723

Total stockholders’ equity	5,311,113	4,995,765

Total liabilities and stockholders’ equity	$6,161,577	$5,601,463

See accompanying notes to condensed financial statements.

STREETEASY, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Six Months Ended
	June 30,
	2013	2012
Revenue	$3,405,628	$2,786,109
Costs and expenses:
Cost of revenue	366,712	190,157
Sales and marketing	855,825	376,179
Technology and development	757,942	538,715
General and administrative	1,143,645	854,905

Total costs and expenses	3,124,124	1,959,956

Income from operations	281,504	826,153
Other income	10,629	16,688

Income before income taxes	292,133	842,841
Income tax expense	114,480	381,711

Net income	$177,653	$461,130

See accompanying notes to condensed financial statements.

STREETEASY, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	June 30,
	2013	2012
Operating activities
Net income	$177,653	$461,130
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	170,309	51,066
Share-based compensation expense	137,495	76,263
Bad debt expense	159,884	130,773
Deferred rent	(15,774)	45,768
Changes in operating assets and liabilities:
Accounts receivable	(316,961)	(150,358)
Prepaid expenses and other assets	168,264	(33,883)
Accounts payable	(87,058)	43,093
Accrued expenses and other current liabilities	228,098	(924,202)
Deferred revenue	119,500	62,010
Deferred income taxes	(84,065)	(63,126)

Net cash provided by (used in) operating activities	657,345	(301,466)
Investing activities
Purchases of property and equipment	(185,188)	(839,756)

Net cash used in investing activities	(185,188)	(839,756)
Financing activities
Proceeds from exercise of common stock options	200	85,975

Net cash provided by financing activities	200	85,975
Net increase (decrease) in cash during period	472,357	(1,055,247)
Cash and cash equivalents at beginning of period	2,873,203	4,008,435

Cash and cash equivalents at end of period	$3,345,560	$2,953,188

Supplemental disclosures of cash flow information
Cash paid for income taxes	$93,412	$376,441

See accompanying notes to condensed financial statements.

STREETEASY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy, (“StreetEasy,” the “Company,” “we,” “us” and “our”) was incorporated as a Delaware corporation effective September 27, 2005. The Company provides for-sale and for-rent listings and information about condos, co-ops, new developments and luxury real estate, primarily in the New York region, through its website and mobile application.

Certain Significant Risks and Uncertainties

We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: rates of revenue growth; engagement and usage of our products; scaling and adaptation of existing technology and network infrastructure; competition in our market; management of our growth; qualified employees and key personnel; protection of our brand and intellectual property; changes in government regulation affecting our business; intellectual property infringement and other claims; and protection of customers’ information and privacy concerns, among other things.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted in the interim financial statements. Accordingly, these interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes as of and for the year ended December 31, 2012 included in Exhibit 99.3 of this Current Report on Form 8-K/A. The condensed balance sheet as of December 31, 2012, included herein, was derived from the audited financial statements as of that date.

The unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of June 30, 2013 and our results of operations and cash flows for the six months ended June 30, 2013 and 2012. The results of the six month period ended June 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013 or for any other interim period or for any other future year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates are used for revenue recognition, the allowance for doubtful accounts, recoverability of long-lived assets and share-based compensation expense. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.

Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued guidance on the reporting of amounts reclassified out of accumulated other comprehensive income. An entity must report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This guidance is effective for interim and annual reporting periods beginning after December 15, 2012, with earlier adoption permitted, and must be applied prospectively. We adopted this guidance on January 1, 2013. The adoption of this guidance did not have any impact on our financial position, results of operations or cash flows as we do not have any items of other comprehensive income in any period presented.

In July 2013, the FASB issued guidance on the presentation of certain unrecognized tax benefits in financial statements. This guidance provides that a liability related to an unrecognized tax benefit must be offset against a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. This guidance is effective for interim and annual reporting periods beginning after

December 15, 2013, with earlier adoption permitted, and may be applied prospectively or retrospectively. We expect to adopt this guidance on January 1, 2014. The adoption of this guidance is not expected to have a significant impact on our financial position, results of operations or cash flows.

Note 3. Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Assets and liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

Our cash equivalents are comprised of highly liquid money market funds with original maturities of less than three months. The fair value measurement of these money market funds is based on quoted market prices in active markets and, therefore, these assets are recorded at fair value on a recurring basis and classified as Level 1 in the fair value hierarchy.

The following table presents the balance of assets measured at fair value on a recurring basis classified as Level 1 in the fair value hierarchy as of the dates presented:

	June 30, 2013	December 31, 2012
Cash equivalents:
Money market funds	$3,158,420	$2,590,647

Total	$3,158,420	$2,590,647

We did not have any Level 2 or Level 3 assets measured at fair value on a recurring basis as of June 30, 2013 or December 31, 2012. There were no liabilities measured at fair value on a recurring basis as of June 30, 2013 or December 31, 2012.

Note 4. Property and Equipment, net

The following table presents the detail of property and equipment as of the dates presented:

	June 30,	December 31,
	2013	2012
Computer equipment	$273,847	$182,096
Office equipment, furniture and fixtures	301,207	273,672
Leasehold improvements	1,022,284	956,382

Property and equipment	1,597,338	1,412,150
Less: accumulated amortization and depreciation	(415,279)	(244,970)

Property and equipment, net	$1,182,059	$1,167,180

We recorded amortization and depreciation expense of $170,309 and $51,066, respectively, during the six months ended June 30, 2013 and 2012.

Note 5. Income Taxes

We are subject to federal and state income taxes in the United States. The Company has concluded that it is more likely than not that its deferred tax assets will be realizable, and thus no valuation allowance has been recorded as of June 30, 2013 or December 31, 2012. This conclusion is based on the expected future reversals of existing taxable temporary differences, anticipated future taxable income, and the potential for future tax planning strategies to generate taxable income, if needed. The Company will continue to reassess the need for a valuation allowance during each future reporting period.

Note 6. Stockholders’ Equity

Series A Convertible Preferred Stock

In August 2006, we completed a private placement of $2,500,000, pursuant to action of our board of directors authorizing the issuance and sale of 6,686,732 shares of Series A convertible preferred stock at $0.4691 per share. The key terms of the issued Series A convertible preferred stock are summarized below:

(a)	Dividends

The holders of Series A convertible preferred stock have preferential rights over common stockholders to dividends at a minimum rate of 8% of the original issuance price on an annual basis, when and if declared by the board of directors. The right to receive dividends is not cumulative. As of June 30, 2013 and December 31, 2012, no dividends had been declared.

(b)	Conversion

At any time after the date of issuance, each share of Series A convertible preferred stock, at the option of the holder, shall be converted into common stock using the formula provided in our Amended and Restated Certificate of Incorporation, or automatically upon the closing of the sale of shares of our common stock to the public at a price of at least $2.3455 per share with gross proceeds to us of at least $30.0 million and the listing of our common stock with the New York Stock Exchange or the Nasdaq National Market, or with the approval of the holders of at least 60% in interest of the then outstanding shares of Series A convertible preferred stock.

(c)	Redemption Rights

With the approval of the holders of at least 60% in interest of the then outstanding shares of Series A convertible preferred stock, one or more holders of shares of Series A convertible preferred stock may, by giving notice to the Company at any time after August 30, 2011, require the Company to redeem all of the outstanding Series A convertible preferred stock within 120 days after receipt of the notice. The redemption price is equal to the greater of the fair market value per share as defined in our Amended and Restated Certificate of Incorporation or the original issuance price of $0.4691 per share, plus an amount equal to all dividends declared and unpaid on each such share.

We have classified the Series A convertible preferred stock within stockholders’ equity since the Series A convertible preferred stock is not mandatorily redeemable and there is no set maturity date.

(d)	Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of Series A convertible preferred stock have preferential rights over common stockholders to liquidation payments equal to the original issuance price of the convertible preferred stock, plus all declared but unpaid dividends on such shares, if any. Upon completion of such a distribution, the remaining assets shall be distributed among the holders of Series A convertible preferred stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock immediately prior to such liquidation, dissolution, or winding up, up to a maximum participation amount as defined in our Amended and Restated Certificate of Incorporation.

(e)	Voting Rights

Holders of Series A convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock could be converted. Except as provided by law or as set forth in our Amended and Restated Certificate of Incorporation, holders of Series A convertible preferred stock vote together with the holders of common stock as a single class on an as-converted basis. The holders of Series A convertible preferred stock, voting as a separate class, are entitled to elect two members of the board of directors, and the holders of common stock, voting as a separate class, are entitled to elect one member of the board of directors.

Common Stock

Our common stock has no preferences or privileges and is not redeemable. Holders of common stock are entitled to one vote for each share.

Note 7. Share-Based Awards

Stock Options

In September 2005, our board of directors adopted the 2005 Stock Plan (the Plan). Under the terms of the Plan, our board of directors may grant stock awards, including incentive and nonqualified stock options, to employees, directors, and consultants. Upon adoption of the Plan, an aggregate of 500,000 shares of common stock was reserved for future issuance. In August 2006, the board of directors authorized an increase in the number of shares of common stock reserved for future issuance to 3,855,580.

We have granted incentive stock options with exercise prices, determined by our board of directors, that are generally equal to the fair value of our common stock on the date of grant. Options granted under the Plan are exercisable at such times and under such conditions as determined by our board of directors, but the term of the options and the right of exercise may not exceed ten years from the date of grant. Employees forfeit their rights to exercise vested options 90 days following the termination of their employment. Options have a ten-year term and generally vest 25% after 12 months with the remaining 75% of the award vesting ratably over the next 36 months, or vest ratably over a period of 36 months.

The following table summarizes stock option activity for the year ended December 31, 2012 and the six months ended June 30, 2013:

	Options Available for Grant	Number of Shares Subject to Existing Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	2,463,080	1,392,500	$0.21	7.65	$1,129,045
Granted	(480,000)	480,000	0.28
Exercised	—	(452,500)	0.19
Forfeited or cancelled	20,000	(20,000)	0.28

Outstanding at December 31, 2012	2,003,080	1,400,000	0.24	8.22	1,415,870
Granted	(535,000)	535,000	0.40
Exercised	—	—	—
Forfeited or cancelled	8,333	(8,333)	0.19

Outstanding at June 30, 2013	1,476,413	1,926,667	0.28	8.29	2,190,820
Vested and exercisable at June 30, 2013		1,322,396	0.21	6.12	1,601,187

The fair value of options granted is estimated at the date of grant using the Black-Scholes-Merton option-pricing model with the following assumptions for the periods presented:

	Six Months Ended June 30,
	2013	2012
Expected volatility	50.5%	52%
Expected dividend yields	—	—
Risk-free interest rate	1.17%	0.95%
Weighted-average expected life	5.77 - 6.08 years	5.77 - 6.08 years
Weighted-average fair value of options granted	$1.06	$0.84

Share-Based Compensation Expense

The following table presents the effects of share-based compensation expense recognized in our statements of operations during the periods presented:

	Six Months Ended June 30,
	2013	2012
Sales and marketing	$68,221	$31,100
Technology and development	56,199	34,333
General and administrative	13,075	10,830

Total	$137,495	$76,263

Note 8. Commitments and Contingencies

Lease Commitment

We have an operating lease for office space for our headquarters in New York, New York. The operating lease expires in May 2016. Future minimum payments for our operating lease as of June 30, 2013 are as follows:

Remainder of 2013	$152,770
2014	310,886
2015	320,213
2016	135,061

Total future minimum lease payments	$918,930

Rent expense for the six months ended June 30, 2013 and 2012 was $135,028 and $197,846, respectively, and is included in general and administrative expense.

Legal Proceedings

In October 2011, Smarter Agent, LLC (“Smarter Agent”) filed a complaint against us for patent infringement in the U.S. District Court for the District of Delaware. The complaint seeks, among other things, a judgment that we have infringed certain patents held by Smarter Agent, an injunctive order against the alleged infringing activities and an award for damages. In September 2012, the court granted a stay of the litigation pending the completion of the re-examination proceedings. We have not recorded an accrual related to these complaints as of June 30, 2013 or December 31, 2012, as we do not believe a material loss is probable. It is a reasonable possibility that a loss may be incurred; however, the possible loss or range of loss is not estimable.

In addition to the matter discussed above, from time to time, we are involved in litigation and claims that arise in the ordinary course of business. Although we cannot be certain of the outcome of any litigation and claims, nor the amount of damages that we could incur, we currently believe that the final disposition of such matters will not have a material effect on our financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Note 9. Subsequent Events

On August 26, 2013, Zillow, Inc., a Washington corporation (“Zillow”), through its wholly owned subsidiary, Strawberry Acquisition, Inc., a Delaware corporation (“Merger Sub”), consummated its acquisition of StreetEasy, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zillow, StreetEasy, Merger Sub and Shareholder Representative Services LLC, acting as the stockholder representative, dated August 16, 2013. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into StreetEasy with StreetEasy remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”). The total Merger consideration payable to StreetEasy equity holders is approximately $50 million in cash, less certain transaction expenses and as adjusted at closing based on StreetEasy’s net working capital, cash and debt. All vested options to purchase shares of StreetEasy’s common stock were cancelled and, in settlement of such cancellation, the holders of such options became entitled to receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. A portion of the Merger consideration has been attributed to the substitution of unvested stock options of StreetEasy outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the Merger consideration as described in the Merger Agreement. In connection with the closing, $5 million of the Merger consideration otherwise payable to StreetEasy stockholders and holders of vested stock options has been deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders.

We have evaluated subsequent events through November 5, 2013, which is the date the financial statements were available to be issued.